                                                                      EXHIBIT 12

                         Coeur d'Alene Mines Corporation
                                 Calculation of
                       Ratio of Earnings to Fixed Charges

                                                YEAR ENDED DECEMBER 31                                       Nine Months Ended
                        -------------------------------------------------------------------------     ----------------------------
                            1992          1993            1994          1995             1996             1997            1996
                        -----------   ------------    -----------    -----------     ------------     ------------    ------------
Fixed Charges
-------------
Interest expense        $   912,915   $  4,820,251    $10,444,761    $ 8,788,167     $  3,578,933     $  6,061,002    $  2,918,716

Interest capitalized      2,994,716      3,928,846      4,242,689      7,266,412        9,504,616        4,233,337       7,125,338

Amortization of public
  offering costs            183,858        544,323        954,320        957,799          618,113          460,179         463,584

Amortization of
  capital lease costs        25,444         25,444         25,444         57,750          409,037        1,047,601          84,112

MARCS dividend                                                                          7,518,930        7,898,862       4,885,976

Portion of rent
  expense repre-
  sentative of
  interest                  317,691        290,831        215,486        220,303          406,867          259,925         287,222
                        -----------   ------------    -----------    -----------     ------------     ------------    ------------

TOTAL FIXED CHARGES     $ 4,434,624   $  9,609,695    $15,882,700    $17,290,431     $ 22,036,496     $ 19,960,908    $ 15,764,948
                        ===========   ============    ===========    ===========     ============     ============    ============

Earnings
--------
Income (Loss) from
  continuing opera-
  tions before taxes    $(5,721,171)  $(17,973,517)   $(5,000,802)   $(1,057,590)    $(54,569,642)    $ (8,266,651)   $(56,028,009)

Fixed charges
  per above               4,434,624      9,609,695     15,882,700     17,290,431       22,036,496       19,960,908      15,764,948

Less interest
  capitalized            (2,994,716)    (3,928,846)    (4,242,689)    (7,266,412)      (9,504,616)      (4,233,337)     (7,125,338)

Current period
  amortization of
  capitalized interest          -0-            -0-            -0-            -0-              -0-        1,197,110             -0-
                        -----------   ------------    -----------    -----------     ------------     ------------    ------------
                        $(4,281,263)  $(12,292,668)   $ 6,639,209    $ 8,966,429     $(42,037,762)    $  8,658,030    $(47,388,399)
                        -----------   ------------    -----------    -----------     ------------     ------------    ------------

Earnings insufficient
to cover fixed charges  $ 8,715,887   $ 21,902,363    $ 9,243,491    $ 8,324,002     $(64,074,258)    $(11,303,878)   $(63,153,347)
                        ===========   ============    ===========    ===========     ============     ============    ============

Ratio of earnings to
  fixed charges                  *              *              *              *                *                *               *
                        ===========   ============    ===========    ===========     ============     ============    ============

* Coverage ratio of less than 1.0